EXHIBIT 10.30

October 26, 2021

Jesse Hunter

Dear Jesse:

At your request, we have summarized our understanding of the termination of your employment effective November 5, 2021 with Centene Management Corporation (“Centene”) based on the following terms set forth in this letter agreement (the “Agreement”).

1.Term: We confirm you will remain an active employee available to provide transition support through November 5, 2021 (the “Termination Date”).

2.Base Salary: Your annual base pay rate will continue to be $830,000 through and until the Termination Date.

3.Employee Benefits: You will be entitled to continue to participate in all employee and executive benefit plans as other similarly situated executives through and until the Termination Date and will be covered under all applicable indemnification agreements and policies and D&O insurance policies.

4.Severance: Following the Termination Date, you will receive severance equal to twelve and one-half (12.5) months of your annual salary of $830,000, and an amount equal to $691,667, representing (i) a pro-rated annual bonus for 2021 and (ii) a pro-rated portion of your outstanding cash award under the Company’s 2007 Long-Term Incentive Plan, as amended (“Cash LTIP”) for the 2021-2023 performance period payable in a lump sum. Centene shall also provide you with your Accrued Obligations (as defined in your Executive Severance and Change in Control Agreement (“ESA”)) and outplacement services under the ESA. In connection with your termination of employment, (a) vesting of outstanding RSUs shall cease on December 31, 2022 and any RSUs that vest during such period shall be payable on the applicable vesting date on which they otherwise would have been paid, (b) a pro-rata amount of PSUs, based on the number of full quarters employed with the Company during the performance period, shall remain eligible to vest, but shall otherwise remain subject to increase or decrease based on the Company’s performance and (c) a pro rata amount of your outstanding cash awards under the cash LTIP for the 2019-2021 and 2020-2022 performance periods shall remain eligible to vest, but shall otherwise remain subject to increase or decrease based on the Company’s performance. Any such PSUs which are earned shall be distributed in stock as soon as practicable following the termination of the applicable performance period, all as provided in the summary previously provided to you. All payments are to be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended. The foregoing amounts are subject to the timely execution and non-revocation of a release of claims in favor of the Company.

5.In addition, after your termination on November 5, 2021, if you elect medical, dental and vision coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985

(“COBRA”), subject to your timely election of COBRA coverage, the Company shall pay for the portion of coverage that will allow you to pay the same amount as a similarly situated active employee for the first 12 months of coverage from the Termination Date.

6.As part of this Agreement, we have previously provided you with a transition sheet that estimates the dollar value of your additional vesting as discussed. Please note that the calculations are based on an assumed Centene stock price of $63.00 per share and that all amounts are based on targets not actual payouts. You will not be subject to any offset of these payments if you are employed at any time after your termination.

7.This is a reminder of your obligations as stated in Section 8 of your ESA regarding confidential information, non-disclosure, non-competition and non-solicitation period of twelve (12) months immediately after your Termination Date. The parties shall not make any communications regarding your departure inconsistent with any public filings required to comply with the requirements of the Securities and Exchange Commission.

8.Pursuant to its terms, your deferred compensation under the Centene Corporation Voluntary Deferred Compensation Plan shall be paid to you in 2021.

9.This Agreement supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, with respect to the subject matter contained herein.

Jesse, please do not hesitate to contact me should you wish to discuss the terms of this letter further. If you are in agreement, please acknowledge by signing where indicated.

Sincerely,

/s/ H. Robert Sanders
H. Robert Sanders
EVP, Global Human Resources
314-505-6327

Acknowledged by:

/s/ Jesse Hunter	October 27, 2021
Jesse Hunter	Date Signed